Exhibit 4.7

THE REALREAL, INC.

SEVENTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

TABLE OF CONTENTS

Page

1.	Previous IRA; Definitions		1

2.	Registration Rights		5

	2.1	Demand Registration	5
	2.2	Company Registration	8
	2.3	Underwriting Requirements	8
	2.4	Obligations of the Company	10
	2.5	Furnish Information	14
	2.6	Expenses of Registration	14
	2.7	Delay of Registration	15
	2.8	Indemnification	15
	2.9	Reports Under Exchange Act	17
	2.10	Limitations on Subsequent Registration Rights	18
	2.11	“Market Stand-off” Agreement	18
	2.12	Restrictions on Transfer	19
	2.13	Alternative IPO Entities	21
	2.14	Termination of Registration Rights	21

3.	Information Rights		21

	3.1	Financial Statements, Reports, Etc.	21
	3.2	Inspection	23
	3.3	Observer Rights	24
	3.4	Termination of Information and Observer Rights	24
	3.5	Confidentiality	24

4.	Rights to Future Stock Issuances		25

	4.1	Right of First Offer	25
	4.2	Termination	26

5.	Additional Covenants		27

	5.1	Insurance	27
	5.2	Employee Agreements	27
	5.3	Employee Stock	27
	5.4	Board Matters	27
	5.5	Successor Indemnification	27
	5.6	Third Party Indemnification	28
	5.7	Reservation of Common Stock	28
	5.8	Termination of Covenants	28

i

6.	Miscellaneous		29

	6.1	Successors and Assigns	29
	6.2	Governing Law	29
	6.3	Counterparts	29
	6.4	Titles and Subtitles	29
	6.5	Notices	30
	6.6	Amendments and Waivers	30
	6.7	Severability	31
	6.8	Aggregation of Stock	31
	6.9	Additional Investors	32
	6.10	Entire Agreement	32
	6.11	Dispute Resolution	32
	6.12	Delays or Omissions	33

Schedule A - Schedule of Investors

Schedule B - Schedule of Key Holders

ii

SEVENTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Seventh Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of March 22, 2019, by and among The RealReal, Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder” and any Additional Investor (as defined in the Purchase Agreement) that becomes a party to this Agreement in accordance with Section 6.9 hereof.

RECITALS

WHEREAS, the Company and certain of the Investors are parties to the Series H Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”);

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce certain of the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors, the Key Holders, and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement; and

WHEREAS, certain of the parties to this Agreement are parties to the Sixth Amended and Restated Investors’ Rights Agreement dated as of June 21, 2018 (the “Previous IRA”), which this Agreement is intended to amend, restate, supersede, and replace in its entirety.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Previous IRA; Definitions. Upon execution of this Agreement, the Previous IRA shall be void and of no further force or effect. For purposes of this Agreement:

1.1

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For the avoidance of doubt, GCEV Co-Invest TRR, L.P. and GCEV Co-Invest TRR-1, L.P., Greycroft Growth, L.P. and Greycroft Partners II, L.P. are deemed Affiliates of one another.

1.2	“Certificate of Incorporation” means the Eleventh Amended and Restated Certificate of Incorporation of the Company, as amended and/or restated at any time and from time to time.

1.3

“Common Stock” means shares of the Company’s common stock, par value $0.00001 per share, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Common Stock).

1.4

“Company” has the meaning set forth in the preamble and, for purposes of Section 2 (and the defined terms used therein), includes the Company’s successors by merger, acquisition, reorganization or otherwise.

1.5

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements or free writing prospectuses thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.6	“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.7	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.8

“Excluded Registration” means a registration (i) pursuant to a registration statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to a stock option, stock purchase, or similar plans); (ii) pursuant to a registration statement on Form S-4 (or similar form that relates to a transaction subject to SEC Rule 145); (iii) in connection with any dividend or distribution reinvestment or similar plan’ or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered other than a registration on a delayed or continuous basis pursuant to Rule 415 of the Securities Act.

1.9

“FOIA Party” means a Person that, in the reasonable determination of the Company’s Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.10	“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.11

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.12	“Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.13

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner (whether or not covered under the applicable domestic relations statute), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.14	“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.15	“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act or if the Company becomes subject to the reporting requirements of the Exchange Act.

1.16

“Key Holder Registrable Securities” means (i) shares of Common Stock held by the Key Holders on the date hereof, (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Key Holders after the date hereof, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

1.17

“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 2,500,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof); provided, however, Major Investor shall include Industry Ventures Secondary Fund VII, L.P. (“Industry Ventures”), including its successors and assigns, so long as Industry Ventures (or such successor or assign), together with its Affiliates, continues to hold at least 1,500,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and shall include NextEquity Partners, LLC, (“NextEquity”) and

Springboard SPV I, LLC (“Springboard”) including their successors and assigns, so long as NextEquity and Springboard (or their respective successors or assigns), together with their Affiliates, continue to hold collectively at least 1,500,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.18

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.19	“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.20

“Preferred Director” means any director of the Company that the holders of record of the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock are entitled to elect pursuant to the Certificate of Incorporation.

1.21

“Preferred Stock” means shares of the Company’s Preferred Stock, including without limitation its Series A Preferred Stock, par value $0.00001 per share, Series B Preferred Stock, par value $0.00001 per share, Series C Preferred Stock, par value $0.00001 per share, Series D Preferred Stock, par value $0.00001 per share, Series E Preferred Stock, par value $0.00001 per share, Series F Preferred Stock, par value $0.00001 per share, Series G Preferred Stock, par value $0.00001 per share, and Series H Preferred Stock, par value $0.00001 per share.

1.22

“Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors; (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Subsections 2.1, 2.10, 3.1 and 3.2; (iv) any other Common Stock acquired by the Investors after the date hereof; and (v) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of or in connection with a merger, recapitalization, consolidation, other reorganization or other similar event with respect to, the shares referenced in clauses (i), (ii), and (iv) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.14 of this Agreement.

1.23

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.24

“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof; provided, that in no event shall securities sold in a Public Sale be Restricted Securities.

1.25	“SEC” means the Securities and Exchange Commission.

1.26	“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.27	“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.28	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.29

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.30	“Series F Director” means the director of the Company that the holders of record of the Series F Preferred Stock are entitled to elect pursuant to the Certificate of Incorporation.

1.31	“Series G Director” means the director of the Company that the holders of record of the Series G Preferred Stock are entitled to elect pursuant to the Certificate of Incorporation.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1	Demand Registration.

(a)

Form S-1 Demand. Subject to Section 2.14, if at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a written request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to the Registrable Securities then outstanding, having an anticipated aggregate offering price of at least $30 million, net of Selling Expenses, then the Company shall (i) within ten (10) days after the date such request is given, give written notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c), Section 2.1(d), and Section 2.3.

(b)

Form S-3 Demand. Subject to Section 2.14, if, after the Company has qualified for the use of a Form S-3 registration statement, the Company receives a written request from (i) Holders of at least a majority of the Registrable Securities then outstanding, (ii) the Holders of a majority of the shares of Series F Preferred Stock then outstanding (the “Series F Majority”) or (iii) the Holders of a majority of the shares of Series G Preferred Stock then outstanding (the “Series G Majority”), that the Company file a Form S-3 registration statement (or, with respect to a request from the Series F Majority or the Series G Majority, if the Company has since become ineligible for the use of Form S-3, a Form S-1 registration statement) with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $10 million, then the Company shall (x) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c), Section 2.1(d), and Section 2.3.

(c)

Timing Limitations. Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or

Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.

(d)

Other Limitations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration in which holders of Registrable Securities were permitted to register the offer and sale under the Securities Act at least sixty-six percent (66%) of the shares of Registrable Securities requested to be included therein, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a), provided that a registration shall not count as a registration pursuant to Section 2.1(a) unless and until it has become effective and the holders requesting such registration are able to register at least sixty-six (66%) of the Registrable Securities requested to be included in such registration; or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (x) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration in which holders of Registrable Securities were permitted to register the offer and sale under the Securities Act at least sixty-six percent (66%) of the shares of Registrable Securities requested to be included therein, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (y) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request; provided, that this subsection shall not apply to requests made by the Series F Majority or the Series G Majority, as the case may be, until such time as the Company has effected one registration requested by such Series F Majority or Series G Majority, as applicable, pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the

Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2

Company Registration. Subject to Section 2.14, if the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3	Underwriting Requirements.

(a)

Demand Registration. If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(f)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by promptly delivering written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration unless such registration is a registration statement for a delayed or continuous offering under Rule 415 of the Securities Act. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting; provided, further, that Holders of Series F Preferred Stock and Series G Preferred Stock shall not be affected by any such limitation until such time as the limitation shall have been applied to all other Holders of Registrable Securities. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)

Company Registration. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the reasonable terms of the underwriting (other than terms specific to such Holders’ and the Registrable Securities) as agreed upon between the Company and its underwriters. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by giving prompt written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration unless such registration is a registration statement for a delayed or continuous offering under Rule 415 of the Securities Act. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of

Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, (ii) the number of Registrable Securities included in the offering be reduced below twenty-five percent (25%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering, or (iii) notwithstanding (ii) above, any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.4	Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)	promptly give written notice of the proposed registration, and any related qualification or compliance, to all Holders of Registrable securities;

(b)

prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended until the securities so registered cease to be Registrable Securities, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(c)

prepare and file with the SEC, and notify each Holder of Registrable Securities covered by such registration statement of, such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(d)

furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(e)

use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f)

in the event of any underwritten public offering, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter of such offering reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities));

(g)

use its commercially reasonable efforts to furnish, (i) on the pricing date of the offering, a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters, and (A) on each date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (B) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters;

(h)

use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(i)

provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j)

promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(k)

notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(l)	after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus;

(m)

within a reasonable time before filing such registration statement, prospectus or amendments or supplements thereto with the SEC, furnish to one counsel selected by holders of a majority of such Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the review and reasonable comment and approval of such counsel;

(n)

notify each selling holder of such Registrable Securities, at any time when a prospectus relating such registration statement is required to be delivered under the Securities Act, of the happening of any event that would cause the prospectus included in such registration statement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such holder, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(o)

otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(p)

advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued;

(q)

if any registration statement refers to any holder by name or otherwise as the holder of any securities of the Company and if in its sole and exclusive judgment such holder is or might be deemed to be an underwriter or “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (a “Controlling Person”) of the Company, such holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such holder and presented to the Company in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such holder shall assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder;

(r)

cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such registration statement or SEC Rule 144 free of any restrictive legends and representing such number of shares of Common Stock and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement or Rule 144; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System; and

(s)	otherwise use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5

Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6

Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7

Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8	Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)

To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)

To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the written consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)

Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)

To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)

Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9

Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)

make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)

use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)

furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10

Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of (a) the Holders of a majority of the Registrable Securities then outstanding, (b) the Series F Majority and (c) the Series G Majority enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) would allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

2.11

“Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, with respect to an IPO, during the period commencing on the date of the final prospectus relating to the registration by the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days or, if the Company is not an emerging growth company as defined under the Jumpstart Our Business Startups Act of 2012, such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, applicable FINRA or NYSE rules), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, any exceptions contained in the lock-up agreement for the offering, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto, subject to the inclusion of customary exceptions in such agreements. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements, except that, notwithstanding the foregoing, the Company and the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to up to eight hundred and fifty thousand (850,000) shares of the Common Stock, as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected with respect to the Common Stock after the date hereof.

2.12	Restrictions on Transfer.

(a)

The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act, or, following an IPO, pursuant to an effective registration statement or exemption from the registration requirements of the Securities Act (a “Public Sale”). A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement unless in a Public Sale.

(b)

Prior to a Public Sale, each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)

The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder (including any trust for the benefit of such Holder or one or more of such Holder’s Immediate Family Members) for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13

Alternative IPO Entities. In the event that the Company in its discretion elects to effect an underwritten registered offering of equity securities of any subsidiary or parent of the Company (collectively, “Alternative IPO Entities”) rather than the equity securities of the Company, whether as a result of a reorganization of the Company or otherwise, the Investors and the Company shall cause the Alternative IPO Entity to enter into an agreement with the Investors that provides the Investors with registration rights with respect to the equity securities of the Alternative IPO Entity that are substantially the same as, and in any event no less favorable in the aggregate to, the registration rights provided to the Investors in this Agreement.

2.14

Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earlier of:

(a)	the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation; and

(b)	the fifth (5th) anniversary of the IPO.

3.	Information Rights.

3.1	Financial Statements, Reports, Etc. The Company shall furnish to each Investor the following reports:

(a)

Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company;

(b)

Quarterly Financial Statements. Within forty-five (45) days after the end of each quarter in each fiscal year, a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income, stockholders’ equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year and including a management discussion and analysis section;

(c)

Monthly Financial Statements. Within thirty (30) days after the end of each month in each fiscal year (other than the last month in each fiscal year), a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders’ equity and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year;

(d)

Budget. No later than thirty (30) days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(e)

Accountant’s Letters. Promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;

(f)

Notices. Promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its subsidiaries, if any; and

(g)

Other Information. Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Investor reasonably may request.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

For any Major Investor so requesting, the Company will, unless otherwise notified by such Major Investor, provide the information called for under this Section 3.1 via email in Microsoft Excel format through the Clear Momentum financial reporting service.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2

Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3	Observer Rights.

(a)

As long as Greenspring Opportunities III, L.P., and its Affiliates (collectively, “Greenspring”) owns not less than 2,100,000 shares of the Series E Preferred Stock it is purchasing under the Purchase Agreement (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof, or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Greenspring to attend all meetings of its Board of Directors and each committee thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or is such Investor or its representative is a competitor of the Company. The Company will reimburse Greenspring’s observer for all reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committees thereof.

3.4

Termination of Information and Observer Rights. The covenants set forth in Section 3.1, Section 3.2, and Section 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

3.5

Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any Affiliate, partner, prospective partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; or (v) to any regulatory authority (whether pursuant to an audit, examination, inquiry, request or routine supervisory oversight).

4.	Rights to Future Stock Issuances.

4.1

Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities after the date hereof, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it, in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates; provided that, each such Affiliate: (x) is not a competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, and (y) agrees to enter into this Agreement and each of the Seventh Amended and Restated Voting Agreement and the Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith, by and among the Company, the Investors and the other parties named therein, in each case as amended and/or restated at any time and from time to time, as an Investor under each such agreement (provided that, any competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Sections 3.1, 3.2 and 4.1 hereof).

(a)

The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)

By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Major Investor bears to the total Common Stock of the Company then held by all the Major Investors (including all shares of Common Stock issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by the Major Investors. At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully

Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c)

If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d)

The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series H Preferred Stock to Additional Investors (as defined in the Purchase Agreement) pursuant to Section 1.2 of the Purchase Agreement.

4.2

Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

5.	Additional Covenants.

5.1

Insurance. The Company shall use commercially reasonable efforts to maintain its Key Person and Directors and Officers liability insurance providing coverage of not less than $5,000,000 until such time as the Board of Directors (including the Series F Director, the Series G Director and at least two other Preferred Directors) determines that such insurance should be discontinued.

5.2

Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement substantially in the form approved by the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Board of Directors.

5.3

Employee Stock. Unless otherwise approved by the Board of Directors, including at least two Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for

(a)

vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and

(b)

a market stand-off provision substantially similar to that in Section 2.11. In addition, unless otherwise approved by the Board of Directors, the Company shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4

Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the directors for all documented reasonable and customary expenses incurred in connection with attendance at meetings of the Board of Directors.

5.5

Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.6

Third Party Indemnification. Without limitation of any other provision of this Agreement or any agreement executed in connection herewith, the Company agrees to defend, indemnify and hold GCEV Co-Invest TRR, L.P. and GCEV Co-Invest TRR-1, L.P. (together, “Greycroft”), Great Hill Equity Partners V, L.P. (“GHP”) and PWP Growth Equity Fund II LP and PWP Growth Equity Fund II B LP (together, “PWP”), their respective affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the “Investor Indemnified Parties” and, individually, an “Investor Indemnified Party”) harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Investor Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Investor Indemnified Party (“Losses”), based upon, arising out of, or by reason of any third party or governmental claims relating in any way to such Investor Indemnified Party’s status as a security holder, creditor, director, agent, representative or controlling person of the Company or otherwise relating to such Investor Indemnified Party’s involvement with the Company (including, without limitation, any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Investor Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise, alleging so called control person liability or securities law liability; provided, however, that the Company will not be liable to the extent that such Losses arise from and are based on (A) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Investor Indemnified Party, or (B) conduct by an Investor Indemnified Party which constitutes fraud or willful misconduct.

5.7

Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

5.8

Termination of Covenants. Except as provided below, the covenants set forth in this Section 5, except for Section 5.7, shall terminate and be of no further force or effect immediately before the consummation of the IPO. Notwithstanding the foregoing, the covenants set forth in Section 5.1 shall continue for so long as any Preferred Director is a member of the Board of Directors, and the covenant set forth in Section 5.6 shall continue for so long as Greycroft, GHP or PWP holds any Registrable Securities or until the expiration of the applicable statute of limitations, if later.

6.	Miscellaneous.

6.1

Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of (a) an individual Holder or (b) one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 1,250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2	Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

6.3

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4	Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5

Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, it shall be sent to The RealReal, Inc., 55 Francisco Street, Suite 600, San Francisco, CA 94133 Attn: Chief Executive Officer; and a copy (which shall not constitute notice) shall also be sent to Hank Barry, Sidley Austin LLP, 1001 Page Mill Road, Building 1, Palo Alto, CA 94304 and if notice is given to the Investors, copies shall also be given to Caine T. Moss, Goodwin Procter, 135 Commonwealth Drive, Menlo Park, CA 94025, Jim Fulton, Cooley LLP, 1114 Avenue of the Americas, New York, NY 10036, Tim Harris, Morrison Foerster, 755 Page Mill Road, Palo Alto, CA 94304, Kevin Robertson, Ober, Kaler, Grimes & Shriver, P.C., 100 Light Street, Baltimore, MD 21202, Tamara L. Thompson, Thompson Legal Advisory Services, 229 Brannan Street, Suite 18G, San Francisco, CA 94107, Alexander Temel, Sidley Austin LLP, 60 State St, Boston, MA 02109 and Johan V. Brigham and Kristen Grannis, Latham & Watkins LLP, 200 Clarendon Street, 27th Floor, Boston, MA 02116.

6.6

Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. The provisions of Sections 3.1, 3.2, 3.4, and 4 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities that are held by all of the Major Investors. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion. Notwithstanding any waiver of any of the provisions of Section 4 above, in the event any Major Investor actually purchases New Securities in any offering by the Company, then each other Major Investor shall be permitted to participate in such offering on a pro rata basis (based on the level of participation of the Major Investor purchasing the largest portion of such Major Investor’s pro rata share). Further, (i) the provisos included in Section 1.17 regarding Industry Ventures, NextEquity and Springboard may not be modified or deleted without the written consent of Industry Ventures, NextEquity, or Springboard, respectively; (ii) Section 3.3(a) regarding Greenspring, may not be modified or deleted without the written consent of Greenspring, (iii) Sections 2.1(b), 2.1(d), 2.2, 2.3, 2.10, 3.1, 3.2, 3.4, 4.1, 5.1, 5.4, 5.6 and 5.8, this Section 6.6 and the definitions of any terms used in such sections shall not be modified, waived or deleted without the written consent of GHP; (iv) Sections 2.1(b), 2.1(d), 2.2, 2.3, 2.10, 3.1, 3.2, 3.4, 4.1, 5.1, 5.4, 5.6, and 5.8, this Section 6.6 and the definitions of any terms used in such sections shall not be modified, waived or deleted without the written consent of PWP; (v) Sections 5.6, and 5.8, this Section 6.6 and the definitions of any terms used in such sections shall not be modified, waived or deleted without the written consent of Greycroft; and (vi) this Agreement may not be amended, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the Investors hereunder, without also the written consent of the holders of at least a majority of the Registrable Securities held by the Key Holders. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7

Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8

Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9

Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10

Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11

Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of and venue in the state and federal courts located in the City and County of San Francisco, California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state and federal courts located in the City and County of San Francisco, California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the state and federal courts located in the City and County of San Francisco, California.

6.12

Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

THE REALREAL, INC.

By:	/s/ Matt Gustke
Matt Gustke
Chief Financial Officer

Address:	55 Francisco Street, Suite 600
San Francisco, CA 94133

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

GCEV CO-INVEST TRR, L.P.

By:	/s/ Matthew Parker
Name:	Matthew Parker
Title:	Chief Financial Officer

Address:	292 Madison Avenue, 20th Floor New York, NY 10017

GCEV CO-INVEST TRR-1, L.P.

By:	/s/ Matthew Parker
Name:	Matthew Parker
Title:	Chief Financial Officer

Address:	292 Madison Avenue, 20th Floor New York, NY 10017

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

3L CAPITAL I, LP

By: 3L Capital GP, LLC
Its Manager

By:	/s/ David T. Leyrer
Name:	David T. Leyrer
Title:	Manager

Address:	1100 Glendon Avenue PH1 Los Angeles, CA 90024

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ASPECT VENTURES II, L.P.

By:	Aspect Ventures Management II, LLC

By:	/s/ Jennifer Fonstad
Name:	Jennifer Fonstad
Title:	Managing Member

Address:	471 Emerson Street Palo Alto, CA 94301

ASPECT VENTURES II-A, L.P.

By:	Aspect Ventures Management II, LLC

By:	/s/ Jennifer Fonstad
Name:	Jennifer Fonstad
Title:	Managing Member

Address:	471 Emerson Street Palo Alto, CA 94301

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

GREAT HILL EQUITY PARTNERS V, L.P.

By:	Great Hill Partners GP V, LP
its General Partner
By:	GHP V, LLC
its General Partner

By:	/s/ Michael A. Kumin
Name:	Michael A. Kumin
Title:	Manager

Address:	One Liberty Square Boston, MA 02109

GREAT HILL INVESTORS, LLC

By:	/s/ Michael A. Kumin
Name:	Michael A. Kumin
Title:	Manager

Address:	One Liberty Square Boston, MA 02109

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

GREENSPRING SECONDARIES FUND III, L.P.

By:	Greenspring Secondaries General Partner III,
L.P., its general partner

By:	Greenspring Secondaries GP III, LLC,
its general partner

By:	Greenspring Associates, Inc.,
its sole member

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Operating Officer

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

NEXTEQUITY PARTNERS, LLC

By: NextEquity Associates, LLC
Its: Managing Member

By:	/s/ Adam Hopkins
Name:	Adam Hopkins
Title:	Managing Member

Address:	3000 Sand Hill Road, Suite 4-140 Menlo Park, CA 94025

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

PWP GROWTH EQUITY FUND II LP

By: PWP Growth Equity Fund II GP LLC,
its General Partner

By:	/s/ Francis
Name:	Francis
Title:	Authorized Person

Address:	767 Fifth Avenue
New York, NY 10153

PWP GROWTH EQUITY FUND II B LP

By: PWP Growth Equity Fund II GP LLC, its General Partner

By:	/s/ Francis
Name:	Francis
Title:	Authorized Person

Address:	767 Fifth Avenue New York, NY 10153

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

SANDBRIDGE CONSUMER FUND II, LP

By: Sandbridge Consumer Fund II General Partner, LLC
Its: General Partner

By: Sandbridge GP II Manager, LLC
Its: Managing Member

By:	/s/ Kenneth C. Suslow
Name:	Kenneth C. Suslow
Title:	Operating Managing Partner

Address:	1999 Avenue of the Stars, 2088
Los Angeles, CA 90067

SANDBRIDGE CONSUMER (PARALLEL) FUND II, LP

By: Sandbridge Consumer Fund II General Partner, LLC
Its: General Partner

By: Sandbridge GP II Manager, LLC
Its: Managing Member

By:	/s/ Kenneth C. Suslow
Name:	Kenneth C. Suslow
Title:	Operating Managing Partner

Address:	1999 Avenue of the Stars, 2088 Los Angeles, CA 90067

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

SPRINGBOARD SPV I, LLC

By:	/s/ Amy Rosen Wildstein
Name:	Amy Rosen Wildstein
Title:	Managing Partner

Address:	660 Madison Ave, Suite 1600 New York, NY 10065

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

THE PERKINS FUND

By:	/s/ Sonja Hoel Perkins
Name:	Sonja Hoel Perkins
Title:	Managing Director

Address:	2660 Broadway Street San Francisco, CA 94115

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

KEY HOLDER:

By:	/s/ Julie Wainwright
Julie Wainwright

SIGNATURE PAGE TO SEVENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE B

Key Holders

Julie Wainwright